Exhibit (13)(d)

Transcript of Company Video

(BeautyKind Files for Regulation A+ IPO)

Running Time 00:00	Elapsed Time	Speaker	Audio/Vocal Track: live recording mixed with some ambient office sound and minimal music.	Visual: Graphics & Live Action. Camera angles are business news style. Fast-paced editing using split screen with live action, graphics and stock footage (as needed).

00:00	00:27	Hil Davis	We didn’t just want to create another beauty retailer. They have plenty of options and really good options there. We had to do something different to really put philanthropy and giving back at the core of what we did and to really send a clear message to the customer and to the industry that this is about giving back and truly creating a differentiator in the industry. And that’s what BeautyKind is all about. It’s about connecting cause, commerce, and community.	Begins with purple background with light colored bubbles/circles with company Logo and company name of BeautyKind centered on the screen and Hil’s voice is heard and leads into Hil sitting in a chair in an office-like environment. It then goes to a group of 4 individuals, one of which is Hil, with a BeautyKind check in the amount of $1,260 made out to Children’s Healthcare of Atlanta. Next is a picture of 6 individuals, one of which is Hill, holding a check in the amount of $10,065.60 made out to the American Cancer Association. Nest it goes to a young girl holding a check in the amount of $6,305 made out to the JDRF and then back to Hil sitting in an office chair in an office-like environment.

00:28	00:36	Gina Kohler	By giving back 5% to personal cause each and every time our customers shop, they get to feel beautiful inside and out.	Gina is sitting in a chair in an office-like environment.

00:37	00:47	Bryan Kokkeler	We’re giving back to foodbanks and hospitals and homeless shelters, whatever our customers are passionate about and it’s all possible just because they are making the decision to buy their beauty products at BeautyKind.	Bryan is sitting in a chair in and office-like environment.

00:48	01:06	Hil Davis	And that’s a powerful opening too. We take a beauty product and it’s not just a beauty product anymore, it’s a beauty product that also supports a mom, that supports a daughter, that supports children, you name it and that’s really powerful. We create an emotional layer in beauty that never existed before.	into Hil sitting in a chair in an office-like environment. Next it leads to a group of 5 individuals (1 man and 4 women) and then the woman closest to the screen on the right turns around smiling. Then it next goes to a women holding two young girls with a third young girl looking at them with a smile on her face. It then goes to a hospital and/or administrative type room with that same woman as she gives an item to a young child and what appears to be a mother or worker walking into said room with two additional children. Lastly, it goes back to Hil sitting in a chair in an office-like environment.

01:07	01:26	Neal Waterman	What drew me to this opportunity from the very beginning was the passion that I saw in Hil and the rest of the team in bringing an opportunity for customers to be able to do something that was important to them, which was make an impact every single day on the charities of their choice that have an impact on their lives and their families.	Neal sitting down in an office-like environment or conference room.

01:27	01:52	Hil Davis	Really what it’s about is what I call head, heart, wallet. The head is it’s the same products for the same price. The heart is you’re going to give back to what you care about. And the wallet is what we learned is that customers what to know what’s it in for them. And so we built the world’s best rewards program in our opinion and what that does is its gives back and it actually rewards the customer for building a community that gives back.	Hil sitting in a chair in an office-like environment.

01:53	02:05	Michael Hawley	With over 20 years in the beauty industry at companies like Bloomingdale’s, Sax 5th Avenue and Benefit Cosmetics, I’m excited at BeautyKind to be able to provide the customer with the shopping experience that means more to him or her.	Michael is standing in a room and the background is a wall showing a large makeup type brush and what looks like purple powder being applied to the wall with said brush.

02:06	02:26	Hil Davis	Most companies when they market, they market to one person at a time, individual by individual by individual. What we’re able to do because we work with these causes is we grow networks at a time. We work with large causes that have millions if not tens of millions of donors. Now one message reaches tens of millions of people in a very emotional way.	Hil sitting in a chair in an office-like environment. Next it goes to a group of 4 individuals, one of which is Hil, in the lobby of Children’s Healthcare of Atlanta in what seems to be a group discussion. It then goes to a room with two people and a laptop and a sign on the wall entitled “Soles 4 Souls” and then to a shot of the “American Cancer Society” sign and then back to Hil in his chair in an office-like environment.

02:27	02:47	Neal Waterman	What’s very exciting about this opportunity from an investment standpoint is if you look at the current trends today you see that department stores they’re losing market share. Millennials are also doing a lot of their shopping online so when you look at the things that we’re doing, it really lines up with the trends that are happening in today’s business environment.	Neal sitting down in an office-like environment or conference room.

02:48	03:08	Bryan Kokkeler	If you look at retail across all categories, 13% of that total is driven by e-commerce. The rest of it being made up of in-store purchases. When you look at beauty category by itself, only 6% of that is happening online. As that 6% trends to the average of 13%, that represents at 5-Billion-dollar opportunity for us.	Bryan sitting in a chair in and office-like environment.

03:09	03:44	Hil Davis	What’s happening is, these retailers, they’ve got to support their four walls and they’ve got to support online and the difference is it’s the same revenue with a double cost structure so their margins are only going to get more compressed, especially as sales move offline to online. By us being online, we don’t have that compression of two distribution channels. We have a single distribution channel and we’re personalizing it and we’re building the technology, not to be an online catalog but to be a personalized beauty experience.	Hil sitting in a chair in an office-like environment.

03:45	04:01	Gina Kohler	Imagine seeing your own home page and reminders for replenishment alongside with recommendations for other products you might like base on ingredients you love as well as curated samples just for you. And you also get to see the impact you’re making on your own cause.	Gina is sitting in a chair in an office-like environment.

04:02	04:39	Neal Waterman	The financial upside is tremendous and I think what BeautyKind is doing is very unique. It’s the right time, it’s the right market, it’s the right space to be in but at the same time you know, it’s about having fun and giving back. And I think in today’s society that’s really something that is important and sets us apart and creates a very unique opportunity to put a bunch of like-minded people who want to do good together all the way from management, investors, all the way down to the suppliers and the consumers that ultimately we are serving on a day-to-day basis.	Neal sitting down in an office-like environment or conference room. Then it goes what looks to be Neal in a children’s room at a church/Christian religious center passing out flyers to a group of seated people. It then goes to a group of kids wearing “Dream Big” t-shirts and then back to Neal sitting down in an office-like environment or conference room.

04:40	04:49	Michael Hawley	I’m thrilled by the partnership of the brands in supporting BeautyKind. We launched a little over a year ago with 30 brands and now we have more than 100 and on our way to 200.	Michael standing in a room with shelves on the back wall of what looks to be beauty products.

04:50	04:59	Hil Davis	We’re finding now that these major beauty brands, the national beauty brands, are coming to us and saying we want to start working with BeautyKind and we actually have a cause we want to support.	Hil sitting in a chair in an office-like environment.

04:50	05:23	Neal Waterman	When I look at any business opportunity to potentially invest in or be a part of, I always look at the leadership. Between the leadership that Hill brings to the table and Michael with his experience from Bloomingdale’s and the overall team, I was just very impressed with what opportunity we have in front of us and the team that can execute and I am honored to be an investor and to be a Board member of BeautyKind.	Neal sitting down in an office-like environment or conference room.

05:24	05:33		Soft background music playing.	Purple background with light colored bubbles/circles with company Logo and company name of BeautyKind centered on the screen.